FOR IMMEDIATE RELEASE

     FROM:  RNETHEALTH, INC.

     RnetHealth, Inc. in Definitive Agreement to Acquire Access Television Network, Inc.

     Profitable Combination to Add 26.0 million Cable Homes and $13 million in Revenues and $2.1 million of Annual Cost Savings

     SANTA MONICA, Calif.--(PR Newswire)-February 5, 2001--
     RnetHealth, Inc. (OTCBB: RNET - news) announced that it has entered into a definitive agreement to acquire Access Television Network ("ATN"). With this acquisition, RnetHealth will become one of the nation's largest diversified media companies utilizing the Company's cable and direct satellite television, radio, internet, video and print media assets to promote RnetHealth's behavioral health and wellness products along with the introduction of new advertising categories. The acquisition of ATN's 24/7 national reach includes all of the nations top 50 advertising markets and encompasses 26.0 million cable households. ATN broadcasts paid and promotional type cable programming. The transaction is being effected as an exchange of common shares, which will result in Access Television shareholders owning approximately 45 % of RNET common shares. ATN is privately held by investors, including the Hearst Family Fund and Spectrum
     Equity Investors, a multi-billion dollar Boston based investment fund (www.spectrumequity.com).

     In announcing this acquisition, Wendy Borow-Johnson, CEO and President of RnetHealth, Inc., stated, "The Access Television platform is a perfect complement to RnetHealth's strategy of building subscription products and proprietary content on cable television, radio and the internet aimed at audiences interested in lifestyle programming, and then to leverage this media to advertisers, sponsors and direct marketers. In addition to providing us with an estimated $2.1 million in annual operating economies that result from consolidation, the new company gains commercial cable time in 26 million households and holds tremendous revenue potential, particularly in short form and long form programming, and this combination will enhance RnetHealth's shareholder value."

     RnetHealth expects the acquisition to add $13 million in revenues in the current fiscal year. Additionally, the companies have executed a Services Agreement that will allow them to commence implementation of their strategic marketing and media initiatives and realize approximately $2.1 million in annual cost savings immediately.

     On February 2nd, 2001, directors of both Boards of Directors met to approve the transaction, subject to ratification by both companies' shareholders. With this acquisition, RnetHealth creates an integrated, multi-media delivery platform serving ATN's 26 million cable subscribers and RnetHealth's 14.4 million households (via cable and direct satellite). The company's core businesses will include both short and long form paid, promotional programming as well as existing LLCs Tobacco School and The Wellness ChallengeTM. Tobacco School is a successful smoking cessation and prevention program with a web-enabled version at www.tobaccoschool.com and through www.rnethealth.com. Tobacco School is sold as a subscription product to individuals and organizations, including businesses, schools, and state and local government. The Wellness ChallengeTM is a major national behavioral health promotion campaign that melds the success of Dr. Art Ulene's past health campaigns with RnetHealth's cross-platform media capability. The Wellness Challenge will launch in spring of 2001 via a multi-media platform including television, Internet, print and radio. Sponsors of Dr. Ulene's prior national health campaigns have included Fortune 500 companies.

     Access Television Network, based in Irvine, CA, is a nationwide cable network broadcasting 36 hours per day of paid promotional programming reaching 26 million cable subscribers across 300 cable systems including Time Warner, AT&T, Adelphia and Cox.

     Robert E. Portrie, Chairman of RnetHealth, stated, "We are extremely pleased and fortunate to announce this acquisition which we believe will be the catalyst for the future success of our business. Not only does it give us the breadth of media offerings necessary to meet our customers' requirements, but it achieves this capability while dramatically reducing our bottom line costs. Combining the management and market expertise of RNET with the infrastructure of ATN is a win for our mutual customers and shareholders."

     "The combined resources of these two companies give us an enormous opportunity to expand ATN's platform into new categories of paid programming particularly as it applies to healthcare and healthy lifestyle," stated George H. Henry, Chairman and CEO of Access Television Network. "We are extremely impressed with the business plan of RnetHealth and the talent of their management team. We are confident that this combination will bring a substantial increase in shareholder value to our shareholders."

     About Access Television Network

     Access Television Network reaches an audience of up to 26 million households on principal cable networks following their regularly scheduled programming including TNN, Discovery Channel, The
     Learning Channel, Lifetime, Animal Planet, and CNBC. ATN's digital distribution platform is designed to provide local cable systems with an efficient means of generating incremental revenue from paid and promotional programming. Access delivers multiple programming feeds via PanAmSat's Galaxy XI Satellite and provides affiliates with fixed fees for time granted.

     About RnetHealth, Inc.

     RnetHealth, Inc. (symbol: RNET:OB) (the "Company") provides a suite of interactive tools and products, available via individual or employer subscription, for consumers seeking active solutions to their behavioral
     health and general wellness issues.   RnetHealth delivers and sells its
     services through a uniquely cost-effective media network that includes television (Recovery Network), the Internet (www.rnethealth.com) and radio (RecoveryNet Radio). The Company's core business strategy is to build a solid foundation of products and services that can be packaged, through any and all of the company's media, to attract and sell to sponsors, consumers and business and to generate sustainable revenue.

     RnetHealth's media include Recovery Network, a satellite delivered television network reaching approximately 14.4 million households via cable and direct broadcast satellite distribution, www.rnethealth.com, a web site providing solutions for consumers and business for the behavioral healthcare needs of employees, employers, insurance companies, managed care organizations, health care systems, providers, universities and other organized communities, and RecoveryNet Radio, which provides a 24-hour radio broadcast at www.rnethealth.com and www.recoverynetradio.com. RnetHealth is the behavioral health resource for America Online's Digital City, Inc., the No. 1 online community guide network.

     The company's primary market is individuals whose lives are impacted by behavioral health issues (e.g., eating disorders, depression, substance abuse, stress, anxiety, etc.) as well as by the emotional and behavioral components of chronic diseases associated with behavioral health issues (including cancer, heart disease, hypertension, asthma, diabetes, hepatitis, and others).

     RnetHealth utilizes a working board of advisors who include physicians preeminent in the fields of psychiatry, internal medicine, addiction medicine, pharmacy and medical education, as well as experts in Internet health care, media and strategic marketing. RnetHealth's National Partnership for Recovery and Prevention (NPRP) consists of over 50 prominent non-profit, national health, support, recovery and prevention organizations that represent over 40 million people throughout the
      United States.

     Safe Harbor Statement under the Private Securities Litigation Reform
     Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions, and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

               CONTACT:
     Tracy Neal
     (310) 393-3979

     CCEC CONTACT:
     Dodi Handy
     (407) 682-2001, dodi@insidewallstreet.com

     CHARTERBRIDGE CONTACT:
     Justin Quis Quis
     Charterbridge Financial Group, Inc.
     (619) 696-8000
     jquisquis@charterbridge.net

     CEOcast, Inc. CONTACT:
     Adrienne Salomon
     (212) 732-4300